Exhibit 99.1

Paramount Announces First Quarter 2022 Results

– Raises Guidance for Full Year 2022 –

NEW YORK – April 27, 2022 – Paramount Group, Inc. (NYSE: PGRE) (“Paramount” or the “Company”) filed its Quarterly Report on Form 10-Q for the quarter ended March 31, 2022 today and reported results for the first quarter ended March 31, 2022.

First Quarter Highlights:

•

Reported net income attributable to common stockholders of $3.4 million, or $0.02 per diluted share, for the quarter ended March 31, 2022, compared to net loss attributable to common stockholders of $3.6 million, or $0.02 per diluted share, for the quarter ended March 31, 2021.

•

Reported Core Funds from Operations (“Core FFO”) attributable to common stockholders of $54.6 million, or $0.25 per diluted share, for the quarter ended March 31, 2022, compared to $50.6 million, or $0.23 per diluted share, for the quarter ended March 31, 2021.

•	Raised its full year 2022 Earnings Guidance as follows:
o

Estimated net loss attributable to common stockholders will be between $0.05 and $0.01 per diluted share, compared to its prior estimate of net loss attributable to common stockholders between $0.07 and $0.01 per diluted share, an increase in net income of $0.01 per diluted share at the midpoint of the Company’s prior estimate.

o

Estimated Core FFO attributable to common stockholders will be between $0.93 and $0.97 per diluted share, compared to its prior estimate of $0.91 to $0.97 per diluted share, an increase of $0.01 per diluted share at the midpoint of the Company’s prior guidance.

•	Reported a 3.9% increase in Same Store Cash Net Operating Income (“NOI”) and a 2.7% decrease in Same Store NOI in the quarter ended March 31, 2022, compared to the same period in the prior year.
•

Leased 202,820 square feet, of which the Company’s share was 152,202 square feet that was leased at a weighted average initial rent of $67.67 per square foot. Of the 152,202 square feet that was leased, 141,269 square feet represented the Company’s share of second generation space, for which the weighted average rental rates were in-line with prior escalated rental rates on a cash basis and decreased by 0.5% on a GAAP basis.

•

Acquired a 26,000 square foot retail condominium at 1600 Broadway in Manhattan on February 24, 2022, through a joint venture in which the Company owns a 9.2% interest. The property, which is located in the heart of Times Square, is 100% leased to Mars, Inc. for a 15-year term, and serves as the New York flagship location for M&M’s World. The transaction valued the property at $191.5 million. In connection with the acquisition, the joint venture obtained a 10-year, $98.0 million interest-only loan that has a fixed rate of 3.45%.

•	Declared an increased first quarter cash dividend of $0.0775 per common share on March 15, 2022, which was paid on April 15, 2022.

Financial Results

Quarter Ended March 31, 2022

Net income attributable to common stockholders was $3.4 million, or $0.02 per diluted share, for the quarter ended March 31, 2022, compared to net loss attributable to common stockholders of $3.6 million, or $0.02 per diluted share, for the quarter ended March 31, 2021.

Funds from Operations (“FFO”) attributable to common stockholders was $54.9 million, or $0.25 per diluted share, for the quarter ended March 31, 2022, compared to $50.9 million, or $0.23 per diluted share, for the quarter ended March 31, 2021. FFO attributable to common stockholders for the quarters ended March 31, 2022 and 2021 includes the impact of non-core items, which are listed in the table on page 8. The aggregate of the non-core items, net of amounts attributable to noncontrolling interests, increased FFO attributable to common stockholders by $0.3 million, or $0.00 per diluted share, for each of the quarters ended March 31, 2022 and 2021.

Core FFO attributable to common stockholders, which excludes the impact of the non-core items listed on page 8, was $54.6 million, or $0.25 per diluted share, for the quarter ended March 31, 2022, compared to $50.6 million, or $0.23 per diluted share, for the quarter ended March 31, 2021.

Portfolio Operations

Quarter Ended March 31, 2022

Same Store Cash NOI increased by $3.6 million, or 3.9%, to $96.0 million for the quarter ended March 31, 2022 from $92.4 million for the quarter ended March 31, 2021. Same Store NOI decreased by $2.6 million, or 2.7%, to $96.2 million for the quarter ended March 31, 2022 from $98.8 million for the quarter ended March 31, 2021.

During the quarter ended March 31, 2022, the Company leased 202,820 square feet, of which the Company’s share was 152,202 square feet that was leased at a weighted average initial rent of $67.67 per square foot. This leasing activity, offset by lease expirations in the quarter, decreased leased occupancy and same store leased occupancy (properties owned by the Company in a similar manner during both reporting periods) by 10 basis points to 90.6% at March 31, 2022 from 90.7% at December 31, 2021. Of the 152,202 square feet leased, 141,269 square feet represented the Company’s share of second generation space (space that had been vacant for less than twelve months) for which the weighted average rental rates were in-line with prior escalated rental rates on a cash basis and decreased by 0.5% on a GAAP basis. The weighted average lease term for leases signed during the first quarter was 7.8 years and weighted average tenant improvements and leasing commissions on these leases were $8.40 per square foot per annum, or 12.4% of initial rent.

Guidance

The Company is raising its Estimated Core FFO Guidance for the full year of 2022, which is reconciled below to estimated net loss attributable to common stockholders per diluted share in accordance with GAAP. The Company estimates that net loss attributable to common stockholders will be between $0.05 and $0.01 per diluted share, compared to its prior estimate of net loss attributable to common stockholders between $0.07 and $0.01 per diluted share, an increase in net income of $0.01 per diluted share at the midpoint of the Company’s prior estimate. The estimated net loss attributable to common stockholders per diluted share is not a projection and is being provided solely to satisfy the disclosure requirements of the U.S. Securities and Exchange Commission.

Based on the Company’s performance for the three months ended March 31, 2022, and its outlook for the remainder of 2022, the Company is raising its Estimated 2022 Core FFO to be between $0.93 and $0.97 per diluted share, compared to its prior estimate of $0.91 to $0.97 per diluted share. This represents an increase of $0.01 per diluted share at the midpoint of the Company’s guidance, resulting primarily from (i) $0.01 per diluted share from lease termination income (that was recognized in the first quarter of 2022) and (ii) $0.01 per diluted share from better than expected portfolio operations, partially offset by (iii) $0.01 per diluted share from higher interest expense on variable rate debt.

	Full Year 2022
(Amounts per diluted share)	Low	High
Estimated net loss attributable to common stockholders	$(0.05)	$(0.01)
Pro rata share of real estate depreciation and amortization, including the Company's share of unconsolidated joint ventures	0.98	0.98
Estimated Core FFO	$0.93	$0.97

Except as described above, these estimates reflect management’s view of current and future market conditions, including assumptions with respect to rental rates, occupancy levels and the earnings impact of the events referenced in this release and otherwise to be referenced during the conference call referred to on page 5. These estimates do not include the impact on operating results from possible future property acquisitions or dispositions, capital markets activity or realized and unrealized gains or losses on real estate fund investments. The estimates set forth above may be subject to fluctuations as a result of several factors, including the negative impact of the COVID-19 global pandemic, straight-line rent adjustments and the amortization of above and below-market leases. There can be no assurance that the Company’s actual results will not differ materially from the estimates set forth above.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. You can identify these statements by our use of the words “assumes,” “believes,” “estimates,” “expects,” “guidance,” “intends,” “plans,” “projects” and similar expressions that do not relate to historical matters. You should exercise caution in interpreting and relying on forward-looking statements because they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond the Company’s control and could materially affect actual results, performance or achievements. These factors include, without limitation, the negative impact of the COVID-19 global pandemic on the U.S., regional and global economies and our tenants’ financial condition and results of operations; the ability to enter into new leases or renew leases on favorable terms; dependence on tenants’ financial condition; trends in the office real estate industry including telecommuting, flexible work schedules, open workplaces and teleconferencing; the uncertainties of real estate development, acquisition and disposition activity; the ability to effectively integrate acquisitions; the costs and availability of financing; the ability of our joint venture partners to satisfy their obligations; the effects of local, national and international economic and market conditions; the effects of acquisitions, dispositions and possible impairment charges on our operating results; regulatory changes, including changes to tax laws and regulations; and other risks and uncertainties detailed from time to time in the Company’s filings with the U.S. Securities and Exchange Commission. The Company does not undertake a duty to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Non-GAAP Financial Measures

FFO is a supplemental measure of our performance. We present FFO in accordance with the definition adopted by the National Association of Real Estate Investment Trusts (“Nareit”). Nareit defines FFO as net income or loss, calculated in accordance with GAAP, adjusted to exclude depreciation and amortization from real estate assets, impairment losses on certain real estate assets and gains or losses from the sale of certain real estate assets or from change in control of certain real estate assets, including our share of such adjustments of unconsolidated joint ventures. FFO is commonly used in the real estate industry to assist investors and analysts in comparing results of real estate companies because it excludes the effect of real estate depreciation and amortization and net gains on sales, which are based on historical costs and implicitly assume that the value of real estate diminishes predictably over time, rather than fluctuating based on existing market conditions. In addition, we present Core FFO as an alternative measure of our operating performance, which adjusts FFO for certain other items that we believe enhance the comparability of our FFO across periods. Core FFO, when applicable, excludes the impact of certain items, including, transaction related costs, realized and unrealized gains or losses on real estate fund investments, unrealized gains or losses on interest rate swaps, severance costs and gains or losses on early extinguishment of debt, in order to reflect the Core FFO of our real estate portfolio and operations. In future periods, we may also exclude other items from Core FFO that we believe may help investors compare our results.

FFO and Core FFO are presented as supplemental financial measures and do not fully represent our operating performance. Other REITs may use different methodologies for calculating FFO and Core FFO or use other definitions of FFO and Core FFO and, accordingly, our presentation of these measures may not be comparable to other real estate companies. Neither FFO nor Core FFO is intended to be a measure of cash flow or liquidity. Please refer to our financial statements, prepared in accordance with GAAP, for purposes of evaluating our financial condition, results of operations and cash flows.

NOI is used to measure the operating performance of our properties. NOI consists of rental revenue (which includes property rentals, tenant reimbursements and lease termination income) and certain other property-related revenue less operating expenses (which includes property-related expenses such as cleaning, security, repairs and maintenance, utilities, property administration and real estate taxes). We also present Cash NOI which deducts from NOI, straight-line rent adjustments and the amortization of above and below-market leases, including our share of such adjustments of unconsolidated joint ventures. In addition, we present PGRE's share of NOI and Cash NOI which represents our share of NOI and Cash NOI of consolidated and unconsolidated joint ventures, based on our percentage ownership in the underlying assets. We use NOI and Cash NOI internally as performance measures and believe they provide useful information to investors regarding our financial condition and results of operations because they reflect only those income and expense items that are incurred at property level.

Same Store NOI is used to measure the operating performance of properties in our New York and San Francisco portfolios that were owned by the Company in a similar manner during both the current period and prior reporting periods and represents Same Store NOI from consolidated and unconsolidated joint ventures based on our percentage ownership in the underlying assets. Same Store NOI also excludes lease termination income, impairment of receivables arising from operating leases and certain other items that may vary from period to period. We also present Same Store Cash NOI, which excludes the effect of non-cash items such as the straight-line rent adjustments and the amortization of above and below-market leases.

A reconciliation of each non-GAAP financial measure to the most directly comparable GAAP financial measure can be found in this press release and in our Supplemental Information for the quarter ended March 31, 2022, which is available on our website.

Investor Conference Call and Webcast

The Company will host a conference call and audio webcast on Thursday, April 28, 2022 at 10:00 a.m. Eastern Time (ET), during which management will discuss the first quarter results and provide commentary on business performance. A question and answer session with analysts and investors will follow the prepared remarks.

The conference call can be accessed by dialing 877-407-0789 (domestic) or 201-689-8562 (international). An audio replay of the conference call will be available from 1:00 p.m. ET on April 28, 2022 through May 5, 2022 and can be accessed by dialing 844-512-2921 (domestic) or 412-317-6671 (international) and entering the passcode 13728662.

A live audio webcast of the conference call will be available through the “Investors” section of the Company’s website, www.pgre.com. A replay of the webcast will be archived on the Company’s website.

About Paramount Group, Inc.

Headquartered in New York City, Paramount Group, Inc. is a fully-integrated real estate investment trust that owns, operates, manages, acquires and redevelops high-quality, Class A office properties located in select central business district submarkets of New York City and San Francisco. Paramount is focused on maximizing the value of its portfolio by leveraging the sought-after locations of its assets and its proven property management capabilities to attract and retain high-quality tenants.

Contact Information:

Wilbur Paes Chief Operating Officer, Chief Financial Officer and Treasurer 212-237-3122 ir@pgre.com	Tom Hennessy Vice President, Investor Relations and Business Development 212-237-3138 ir@pgre.com

Media:

212-492-2285

pr@pgre.com

Paramount Group, Inc.

Consolidated Balance Sheets

(Unaudited and in thousands)

Assets:	March 31, 2022	December 31, 2021
Real estate, at cost:
Land	$1,966,237	$1,966,237
Buildings and improvements	6,080,289	6,061,824
	8,046,526	8,028,061
Accumulated depreciation and amortization	(1,152,264)	(1,112,977)
Real estate, net	6,894,262	6,915,084
Cash and cash equivalents	461,995	524,900
Restricted cash	6,331	4,766
Investments in unconsolidated joint ventures	423,219	408,096
Investments in unconsolidated real estate funds	11,573	11,421
Accounts and other receivables	11,678	15,582
Due from affiliates	49,316	-
Deferred rent receivable	330,944	332,735
Deferred charges, net	120,557	122,177
Intangible assets, net	112,108	119,413
Other assets	76,599	40,388
Total assets	$8,498,582	$8,494,562

Liabilities:
Notes and mortgages payable, net	$3,836,794	$3,835,620
Revolving credit facility	-	-
Accounts payable and accrued expenses	111,171	116,192
Dividends and distributions payable	18,777	16,895
Intangible liabilities, net	43,196	45,328
Other liabilities	25,621	25,495
Total liabilities	4,035,559	4,039,530
Equity:
Paramount Group, Inc. equity	3,598,001	3,588,163
Noncontrolling interests in:
Consolidated joint ventures	417,577	428,833
Consolidated real estate fund	80,909	81,925
Operating Partnership	366,536	356,111
Total equity	4,463,023	4,455,032
Total liabilities and equity	$8,498,582	$8,494,562

Paramount Group, Inc.

Consolidated Statements of Income

(Unaudited and in thousands, except share and per share amounts)

	For the Three Months Ended March 31,
	2022	2021
Revenues:
Rental revenue	$169,922	$173,146
Fee and other income	13,763	8,020
Total revenues	183,685	181,166
Expenses:
Operating	66,661	66,618
Depreciation and amortization	55,624	58,305
General and administrative	15,645	14,364
Transaction related costs	117	281
Total expenses	138,047	139,568
Other income (expense):
Loss from unconsolidated joint ventures	(5,113)	(5,316)
Income from unconsolidated real estate funds	170	180
Interest and other income, net	231	1,302
Interest and debt expense	(34,277)	(34,739)
Net income before income taxes	6,649	3,025
Income tax expense	(527)	(1,141)
Net income	6,122	1,884
Less net (income) loss attributable to noncontrolling interests in:
Consolidated joint ventures	(3,425)	(5,728)
Consolidated real estate fund	1,016	(85)
Operating Partnership	(342)	351
Net income (loss) attributable to common stockholders	$3,371	$(3,578)

Per Share:
Basic	$0.02	$(0.02)
Diluted	$0.02	$(0.02)

Weighted average common shares outstanding:
Basic	218,782,296	218,666,005
Diluted	218,840,094	218,666,005

Paramount Group, Inc.

Reconciliation of Net Income to FFO and Core FFO

(Unaudited and in thousands, except share and per share amounts)

	For the Three Months Ended March 31,
	2022	2021
Reconciliation of Net Income to FFO and Core FFO:
Net income	$6,122	$1,884
Real estate depreciation and amortization (including our share
of unconsolidated joint ventures)	65,825	69,141
FFO	71,947	71,025
Less FFO attributable to noncontrolling interests in:
Consolidated joint ventures	(12,515)	(15,074)
Consolidated real estate fund	1,009	(85)
FFO attributable to Paramount Group Operating Partnership	60,441	55,866
Less FFO attributable to noncontrolling interests in
Operating Partnership	(5,568)	(4,992)
FFO attributable to common stockholders	$54,873	$50,874
Per diluted share	$0.25	$0.23

FFO	$71,947	$71,025
Non-core items:
Adjustment to equity in earnings for distributions from
an unconsolidated joint venture	(583)	(577)
Consolidated real estate fund's share of after-tax net gain
on sale of residential condominium units (One Steuart Lane)	(662)	-
Other, net	2,088	246
Core FFO	72,790	70,694
Less Core FFO attributable to noncontrolling interests in:
Consolidated joint ventures	(12,515)	(15,074)
Consolidated real estate fund	(159)	(85)
Core FFO attributable to Paramount Group Operating Partnership	60,116	55,535
Less Core FFO attributable to noncontrolling interests in
Operating Partnership	(5,538)	(4,963)
Core FFO attributable to common stockholders	$54,578	$50,572
Per diluted share	$0.25	$0.23

Reconciliation of weighted average shares outstanding:
Weighted average shares outstanding	218,782,296	218,666,005
Effect of dilutive securities	57,798	50,920
Denominator for FFO and Core FFO per diluted share	218,840,094	218,716,925

Paramount Group, Inc.

Reconciliation of Net Income to Same Store NOI and Same Store Cash NOI

(Unaudited and in thousands)

	For the Three Months Ended March 31,
	2022	2021
Reconciliation of Net Income to Same Store NOI and Same Store Cash NOI:
Net income	$6,122	$1,884
Add (subtract) adjustments to arrive at NOI and Cash NOI:
Depreciation and amortization	55,624	58,305
General and administrative	15,645	14,364
Interest and debt expense	34,277	34,739
Income tax expense	527	1,141
NOI from unconsolidated joint ventures (excluding One Steuart Lane)	11,234	10,326
Loss from unconsolidated joint ventures	5,113	5,316
Fee income	(11,988)	(6,670)
Interest and other income, net	(231)	(1,302)
Other, net	(53)	101
NOI	116,270	118,204
Less NOI attributable to noncontrolling interests in:
Consolidated joint ventures	(20,322)	(22,725)
Consolidated real estate fund	-	85
PGRE's share of NOI	95,948	95,564
Acquisitions	(47)	-
Lease termination income	(1,718)	(98)
Other, net	1,999	3,338
PGRE's share of Same Store NOI	$96,182	$98,804

NOI	$116,270	$118,204
Less:
Straight-line rent adjustments (including our share of unconsolidated joint ventures)	1,658	(8,102)
Amortization of above and below-market leases, net (including our share of unconsolidated joint ventures)	(1,197)	(1,803)
Cash NOI	116,731	108,299
Less Cash NOI attributable to noncontrolling interests in:
Consolidated joint ventures	(20,513)	(18,941)
Consolidated real estate fund	-	85
PGRE's share of Cash NOI	96,218	89,443
Acquisitions	(66)	-
Lease termination income	(1,718)	(98)
Other, net	1,603	3,106
PGRE's share of Same Store Cash NOI	$96,037	$92,451